Exhibit 10.4

RETENTION AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of June 14, 2006, by and between Keane, Inc., a Massachusetts corporation with its principal place of business at 100 City Square, Boston, Massachusetts 02129 (“Keane” or the “Company”), and Laurence D. Shaw (the “Executive”). Keane and the Executive are referred to together herein as the “Parties.”

WHEREAS, the Company, through its subsidiary and/or affiliate Keane Australia Micropayment Consortium Pty Ltd CAN (“KAMCO”), has contracted with the Public Transport Ticketing Body, (known as the “Transport Ticketing Authority” or “TTA”) of Melbourne, Victoria, Australia, to provide a public transport ticketing system for the State of Victoria, Australia (the “TTA Contract”);

WHEREAS, to ensure clear leadership and continuity as the Company performs under the TTA Contract, the Compensation Committee of the Board of Directors of the Company has authorized certain payments and benefits to the Executive, in order to assist in his retention as certain TTA Contract-related milestones are reached;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree as follows:

1.                           Term of Employment. Subject to the benefits described in paragraph 4, the Company retains the right to terminate the employment of the Executive at any time, including, without limitation, with or without notice and with or without Cause.

2.                           Milestones

a.                           Milestone 1. Milestone 1 will be deemed achieved when the NTS Solution Requirements document referenced in Section 11 of the TTA Contract (titled NTS Solution Requirements Phase) has been submitted to TTA, approved by TTA, and all associated payments made.

b.                          Milestone 2. By way of background, Section 404 of the Sarbanes-Oxley act of 2002 (SOX 404) requires that each annual report of publicly traded companies include a report by management on the company’s internal control over financial reporting. Management’s report, among other items, must include management’s assessment as to the adequacy of internal controls over financial reporting as of year-end and disclosure of any material control weaknesses.  As part of this process, the Company is required to review the internal control over financial reporting within KAMCO. Milestone 2 will be deemed achieved when the Company determines that KAMCO’s internal controls over financial reporting are adequate and that any deficiencies are remediated to the satisfaction of the Company’s Internal Audit department and Chief Financial Officer.

c.                           Milestone 3. Milestone 3 will be deemed achieved when the NTS Regional and Metropolitan Implementation Phase of the TTA Contract (Phase Date set forth in Schedule 1 [Phases] to the TTA Contract) has been completed, approved and accepted by TTA, and all associated payments made.

3.                           Restricted Stock. Within 30 days of the effective date of this Agreement, the Executive will be awarded 30,000 shares of restricted stock (the “Shares”), subject to the terms and conditions of the applicable stock option plan and restricted stock agreement.

a.                           In the event that the Executive ceases to be employed by the Company for any reason or for no reason, with or without cause (the “Employment Termination”), prior to June 15, 2011, the Company shall have the right and option (the “Purchase Option”) to purchase from the Executive, for the amount paid by the Executive per share (the “Option Price”), as follows:

(i)             If the Employment Termination is effective before Milestone 1 is achieved, the Company may exercise the Purchase Option for 100% of the total number of Shares;

(ii)          If the Employment Termination is effective after both Milestone 1 and Milestone 2 are achieved, but before Milestone 3 is achieved, the Company may exercise the Purchase Option for 50% of the total number of Shares;

(iii)       The Company’s Purchase Option shall expire upon the earlier of either the achievement of Milestones 1, 2 and 3 or June 15, 2011.

b.                          Notwithstanding the above paragraphs 2(a) and 2(b), if the Company is subject to a Change-In-Control, as defined in the Change-In-Control Agreement by and between the Executive and the Company, the Company agrees to waive its Purchase Option with respect to 50% of the then-unvested portion of the Shares.

4.                           Retention. If, after achieving Milestone 1, the Executive’s employment is terminated by the Company without Cause, (the effective date of any such termination being hereinafter referred to as the “Termination Date”) the Company shall continue to pay the Executive the base salary and targeted annual bonus (monthly on a pro rata basis) for one year, both at the rate in effect immediately before the Termination Date. Neither the Executive nor the Company shall have the right to accelerate or to defer the delivery of the payments to be made under this paragraph 4; provided, however, that if the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any of the payments to be made to the Executive under this paragraph 4 constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed to the date that is six months after the Termination Date.

5.                            Effect of Agreement on Change-In-Control Agreement.

a.                           Other than as set forth in paragraph 5(b) and paragraph 5(c) below, this Agreement is not intended to modify or supersede the Change-In-Control Agreement by and between the Executive and the Company, which Change-In-Control Agreement shall remain in full force and effect.

b.                          The provision in paragraph 2 of the Change-In-Control Agreement which provides that the Executive shall be entitled to no severance benefits other than those set forth therein is modified and superseded to the extent additional benefits are provided to the Executive pursuant to this Agreement.

c.                           The provision in Section 4 of the Change-In-Control Agreement which provides for the payment of a Gross-Up Payment (as defined therein) under certain conditions shall not apply to payments made under this Agreement, notwithstanding the provision in Section 4(a) of the Change-In-Control Agreement to the contrary.

6.                           Notices

a.                           Each notice, demand, consent or communication (hereinafter “Notice”) which is or may be required to be given by any party to the other party in connection with this Agreement shall be in writing and given by facsimile, personal delivery, receipted delivery services, or by certified mail, return receipt requested, prepaid and properly addressed to the other party as shown below.

b.                          Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed:

(i)             To the Company:

Legal Department

Attn: Corporate Counsel

Keane, Inc.

100 City Square

Charlestown, MA  02129

(ii)          To the Executive:

At the residence address most recently filed with the Company.

7.                           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that Keane may assign its rights, interests or obligations hereunder to: (a) a subsidiary, subdivision or affiliate, provided that Keane shall remain responsible to the Executive for such obligations in the event they are not met by such assignee; or (b) to a person, corporation, organization or other entity that acquires (whether by stock purchase or merger or otherwise) all or substantially all of the business or assets of Keane.

8.                           Miscellaneous.

a.                            This Agreement may be amended or modified only by a written instrument executed by Keane and the Executive.

b.                           This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the Commonwealth of Massachusetts.

c.                            Except in the case of Section 7 above, the term “Keane” or the “Company” shall include Keane, Inc. and any of its subsidiaries, subdivisions and affiliates. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

d.                           This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

e.                            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

f.                             The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

g.                          Keane shall have the right to withhold all applicable income and employment taxes due with respect to any payment made to the Executive under this Agreement.

Executed this 23rd day of June, 2006.

By:	/s/ Laurence D. Shaw

Laurence D. Shaw

Keane, Inc.

By:	/s/ Phillip Harkins
Phillip Harkins, Chair of the Compensation Committee of the Board of Directors of Keane, Inc.